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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
HELICOS BIOSCIENCES CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HELICOS BIOSCIENCES CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 22, 2008

TO OUR STOCKHOLDERS:

        The 2008 annual meeting of stockholders of Helicos BioSciences Corporation will be held on Thursday, May 22, 2008, beginning at 10:00 a.m., local time, at the Goodwin Procter LLP conference center, 53 State Street, Boston, Massachusetts 02109, for the following purposes:

        1.     To elect two Class I directors to serve until the 2011 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

        2.     To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

        3.     To transact such other business as may properly come before the meeting or any postponement or adjournment.

        These items of business are more fully described in the proxy statement accompanying this notice. Our Board of Directors has fixed the close of business on April 18, 2008, as the record date for determination of the stockholders entitled to notice of, and to vote at, the meeting and any postponements or adjournments of the meeting.

        All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, please mark, sign, date and return the enclosed proxy card as soon as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if the stockholder has returned a proxy.

                      By Order of the Board of Directors,

                      MARK C. SOLAKIAN
                       Vice President, General Counsel and Secretary

Cambridge, Massachusetts
May 2, 2008

HELICOS BIOSCIENCES CORPORATION
ONE KENDALL SQUARE, BUILDING 700
CAMBRIDGE, MASSACHUSETTS 02139
(617) 264-1800

PROXY STATEMENT FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

        The enclosed proxy is solicited on behalf of the Board of Directors of Helicos BioSciences Corporation for use at our 2008 annual meeting of stockholders, or at any postponement or adjournment of the meeting.

        These proxy solicitation materials are first being mailed to stockholders on or about May 2, 2008, together with our Form 10-K for the fiscal year ended December 31, 2007, to all stockholders of record at the close of business on April 18, 2008.

ABOUT THE MEETING

When and where is the meeting being held?

        Our annual meeting of stockholders for 2008 is being held on Thursday, May 22, 2008, beginning at 10:00 a.m., local time, at the Goodwin Procter LLP conference center, 53 State Street, Boston, Massachusetts 02109.

What is the purpose of the annual meeting?

        At our 2008 annual meeting, stockholders will act on the matters outlined in the notice of annual meeting on the cover page of this proxy statement, namely,

  •
  the election of directors;

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  the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2008; and

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  any other matters that may properly be presented at the meeting.

Who is entitled to notice of and to vote at the meeting?

        You are entitled to receive notice of and to vote at our annual meeting (and any postponements or adjournments of the meeting) if our records indicate that you owned shares of our common stock at the close of business on April 18, 2008, the record date for the meeting. At the close of business on that date 20,935,691 shares of our common stock were outstanding and entitled to vote. You are entitled to one vote for each share held and you may vote on each matter to come before the meeting.

How do I vote?

        You can vote in person at the meeting or you can vote by proxy by completing and signing the accompanying proxy card and returning it to us. To assure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting in person. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. If your shares are held in street name and you wish to vote at the meeting, you will need to obtain a proxy from the institution that holds your shares.

Can I change my vote after I return my proxy card?

        Yes. Even after you have submitted your proxy card, you may revoke it or change your vote at any time before the proxy is exercised by delivering to our Corporate Secretary either a written notice of revocation or a duly executed proxy card bearing a later date or time, or by attending the meeting and voting in person. Attendance at the meeting will not by itself revoke a previously granted proxy. If you hold your shares through a bank or brokerage firm you may revoke a previously granted proxy or change previously given voting instructions by contacting the bank or brokerage firm, or by obtaining a legal proxy from the bank or brokerage firm and voting at the meeting.

What constitutes a quorum?

        The meeting will be held if a majority of the shares of common stock issued and outstanding on the record date are present at the meeting, either in person or by proxy. This is called a quorum for the transaction of business. At the record date, there were 20,935,691 shares of common stock issued and outstanding. Accordingly, the presence of the holders of common stock representing at least 10,467,846 shares will be required to establish a quorum.

        Your shares will be counted for purposes of determining if there is a quorum if you are present in person at the meeting, or have properly submitted a proxy card. Votes "for" and "against," and proxies received but marked as "abstentions" and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum.

What vote is required to approve each item?

        The election of directors requires a plurality of the votes cast "for" the election of directors. "Plurality" means that the two nominees who receive the highest number of votes will be elected as directors. In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees; votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote except to the extent that the failure to vote for an individual results in another individual receiving a higher number of shares.

        The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the item will be required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year. If any other matter is properly submitted to the stockholders at the annual meeting, its adoption generally will require the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on that matter.

        In accordance with Delaware law, only votes cast "for" a matter constitute affirmative votes. A properly executed proxy marked "abstain" with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions will not be votes cast for the particular matter, they will have the same effect as negative votes or votes against that matter.

        If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions with respect to a non-discretionary matter, your shares will not be voted on such matter and will not be counted as shares entitled to vote on such matter. However, shares represented by such "broker non-votes" will be counted in determining whether there is a quorum. As "broker non-votes" are not considered entitled to vote they will have no effect on the outcome other than reducing the number of shares present in person or by proxy and entitled to vote from which a majority is calculated.

What are the Board's recommendations?

        Our Board of Directors recommends that you vote:

        "FOR" the election of the two Class I directors; and

        "FOR" ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

When will the voting results be announced?

        The voting results will be announced at the meeting and published in our Quarterly Report on Form 10-Q for the second quarter of fiscal year 2008.

Is Helicos paying the cost of this proxy solicitation?

        We will pay the costs of the solicitation. We may request banks and brokers and other custodians, nominees and fiduciaries to solicit their customers who own our shares and will reimburse them for their reasonable out-of-pocket expenses. Our employees, directors, officers and others may solicit proxies on our behalf, personally or by telephone, without additional compensation.

        YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

GOVERNANCE OF THE COMPANY

Who are the current members of the Board?

        The current members of the Board are set forth in Proposal No. 1 below under the heading "Election of Directors."

Is a majority of the directors independent?

        Yes. As required by the listing standards of the National Association of Securities Dealers, or NASD, and our Corporate Governance Guidelines, a majority of the Board is "independent" as defined by the listing standards of the NASD. The Board is required to make an affirmative determination at least annually as to the independence of each director. The Board has determined that nine of its members (Noubar B. Afeyan, PhD, Elisabeth K. Allison, PhD, Brian G. Atwood, Peter Barrett, PhD, Claire M. Fraser-Liggett, PhD, Robert F. Higgins, Ronald A. Lowy, Theo Melas-Kyriazi and Steven St. Peter, MD) are independent. As required by NASD listing standards and our Corporate Governance Guidelines, the independent directors hold regularly scheduled meetings at which only independent directors are present.

How often did the Board meet in 2007?

        The Board held 12 meetings in 2007. Under our Corporate Governance Guidelines directors are expected to be active and engaged in discharging their duties and to keep themselves informed about our business and operations. Directors are expected to attend all Board meetings and meetings of each committee on which they serve and to prepare themselves for those meetings. During 2007, each of our directors attended at least 75% of the aggregate number of meetings of the Board and each committee on which he or she served, except as described below. Dr. Claire M. Fraser-Liggett attended fewer than 75% of the Board and Compensation Committee during her membership thereof in 2007.

Does Helicos have a policy with respect to attendance of directors at the annual meeting of stockholders?

        Under our Corporate Governance Guidelines directors are encouraged to attend our annual meeting of stockholders.

What is the role of the Board's committees?

        The Board currently has three standing committees: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each member of these committees is independent as defined by applicable NASDAQ and SEC rules. Each of the committees has a written charter approved by the Board and available on our website (www.helicosbio.com). Under our Corporate Governance Guidelines, committee members are appointed by the Board based on the recommendation of the Nominating and Corporate Governance Committee, except that members of the Nominating and Corporate Governance Committee are appointed by the independent members of the Board. The current members of the committees are as follows:

Director	Audit		Compensation		Nominating and Corporate Governance
Noubar B. Afeyan, PhD					X	(Chair)
Elisabeth K. Allison, PhD			X
Brian G. Atwood	X
Peter Barrett, PhD			X
Claire M. Fraser-Liggett, PhD			X
Robert F. Higgins			X	(Chair)	X
Ronald A. Lowy	X
Theo Melas-Kyriazi	X	(Chair)
Steven St. Peter, MD					X

        Audit Committee.    Mr. Atwood, Mr. Lowy and Mr. Melas-Kyriazi currently serve on our Audit Committee. Mr. Melas-Kyriazi is the Chairman of our Audit Committee. The Audit Committee's responsibilities include, but are not limited to:

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  appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

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  pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

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  reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

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  coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

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  establishing policies and procedures for the receipt and retention of accounting related complaints and concerns; and

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  preparing the audit committee report required by SEC rules to be included in our annual proxy statement.

Our board of directors has determined that Mr. Melas-Kyriazi qualifies as an "audit committee financial expert" as defined under the Securities Exchange Act of 1934 and the applicable rules of the NASDAQ Global Market. The Board has determined that the composition of our Audit Committee meets the requirements for independence and financial sophistication under the current requirements of the Nasdaq Global Market and SEC rules and regulations. The Audit Committee held eight meetings in 2007. The Audit Committee report is included below.

        Compensation Committee.    Dr. Allison, Dr. Barrett, Dr. Fraser-Liggett and Mr. Higgins currently serve on our Compensation Committee. Mr. Higgins is the Chairman of our Compensation Committee. The Compensation Committee's responsibilities include, but are not limited to:

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  annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer;

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  evaluating the performance of our chief executive officer in light of such corporate goals and objectives and reviewing and approving the compensation of our chief executive officer;

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  reviewing and approving the compensation of our other executive officers;

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  overseeing and administering our compensation, welfare, benefit and pension plans and similar plans; and

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  reviewing and making recommendations to the board with respect to director compensation.

The Board has determined that the composition of our Compensation Committee meets the requirements for independence under the current requirements of the NASDAQ Global Market and SEC rules and regulations. The Compensation Committee held ten meetings in 2007. The Compensation Committee report is included below.

        Nominating and Corporate Governance Committee.    Dr. Afeyan, Mr. Higgins and Dr. St. Peter currently serve on the Nominating and Corporate Governance Committee. Dr. Afeyan is the Chairman of our Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee's responsibilities include, but are not limited to:

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  developing and recommending to the board criteria for board and committee membership;

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  establishing procedures for identifying and evaluating director candidates including nominees recommended by stockholders;

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  identifying individuals qualified to become board members;

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  recommending to the board the persons to be nominated for election as directors and to each of the board's committees;

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  developing and recommending to the board a code of business conduct and ethics and a set of corporate governance guidelines; and

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  overseeing the evaluation of the board and management.

The Board has determined that the composition of our Nominating and Corporate Governance Committee meets the requirements for independence under the current requirements of the NASDAQ Global Market. The Nominating and Corporate Governance Committee held four meetings in 2007.

How are nominees for the Board selected?

        The Nominating and Corporate Governance Committee makes a periodic assessment of the Board and Board members. In making its assessment and in identifying and evaluating director nominees, the Committee will consider the membership criteria described below, taking into account the enhanced independence, financial literacy and financial expertise standards that may be required under applicable SEC regulations or NASD listing requirements, as well as the current challenges and needs of the Board and Helicos. The Nominating and Corporate Governance Committee uses multiple sources for identifying and evaluating director nominees, including referrals from current directors, recommendations by stockholders and input from third-party executive search firms. Such firms assist the Nominating and Corporate Governance Committee in locating possible nominees who meet criteria specified by the Nominating and Corporate Governance Committee. In evaluating director nominees, the Nominating and Corporate Governance Committee evaluates all candidates under consideration, as it deems appropriate.

        The Nominating and Corporate Governance Committee charter requires the Committee to establish criteria for Board and committee membership which are as follows:

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  experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing;

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  high accomplishment in his or her respective field, with superior credentials and recognition;

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  well regarded in the community and with a long-term reputation for high ethical and moral standards;

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  sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve;

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  experience in the genomics industry or in the markets in which the Company operates;

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  an ability to contribute to achieve a mix of Board members that represents a diversity of background and experience; and

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  a demonstrated history of actively contributing at board meetings.

        In addition to the qualifications for individual nominees set forth above, the Nominating and Corporate Governance Committee charter requires the Board, when selecting persons for nomination, to endeavor to ensure that:

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  a majority of the Board is "independent" in accordance with the standards, if any, promulgated by the SEC, NASDAQ or any exchange upon which securities of the Company are traded, and any governmental or regulatory body exercising authority over the Company;

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  each of its Audit, Compensation and Nominating and Corporate Governance Committees is comprised entirely of independent directors; and

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  at least one member of the Audit Committee has such experience, education and other qualifications necessary to qualify as an "audit committee financial expert" as defined by the rules of the SEC.

Will the Nominating and Corporate Governance Committee consider director candidates nominated by stockholders?

        The Nominating and Corporate Governance Committee has a policy by which it reviews and evaluates the qualifications of director candidates recommended by stockholders in compliance with the following procedures. Stockholders may recommend director nominees for consideration by the Nominating and Corporate Governance Committee by writing to the Corporate Secretary, specifying the nominee's name and qualifications for Board membership and providing confirmation of the nominee's consent to serve as a director. Following verification that the person submitting the recommendation is a stockholder of the Company, all properly submitted recommendations are brought to the attention of the Nominating and Corporate Governance Committee at a regularly scheduled Committee meeting. Stockholders also may nominate directors for election at our annual meeting of stockholders by following the provisions set forth in our bylaws.

        If a stockholder properly recommends a director nominee, the Nominating and Corporate Governance Committee will give due consideration to that nominee and will use the same criteria used for evaluating other director nominees, in addition to considering the information relating to the director nominee provided by the stockholder.

How do stockholders communicate with the Board?

        Stockholders and other parties interested in communicating directly with the Board of Directors may do so by writing to: Helicos BioSciences Corporation, Attention: Board of Directors, One Kendall Square, Building 700, Cambridge, MA 02139.

        Pursuant to a process approved by the Board, the Corporate Secretary reviews all correspondence received by us and addressed to members of the Board and regularly forwards to the Board a summary of such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deal with the functions of the Board or Board committees or otherwise require the Board's attention. Directors may at any time review a log of all correspondence received by us that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee to address such matters.

Does Helicos have a Code of Ethics?

        We strive to foster a culture of honesty, integrity and accountability. Our Code of Business Conduct and Ethics sets forth our key guiding principles, policies and procedures for employment at Helicos. The Code is applicable to all of our directors, officers and employees, including our Chief Executive Officer, Principal Financial Officer and Principal Accounting Officer. The Code of Business Conduct and Ethics is available on our website (www.helicosbio.com) in the Corporate Governance section under the Investors link. Stockholders may also request a copy of the Code of Business Conduct and Ethics by sending an email request to InvestorRelations@helicosbio.com. Waivers of the Code for executive officers and directors may be granted only by the Board and will promptly be disclosed to our stockholders. Waivers of the Code for other employees may only be granted by our Compliance Officer or the Board. Amendments to the Code must be approved by the Board and will be promptly disclosed to our stockholders.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Directors and Nominees

        Our Board of Directors consists of ten directors and is divided into three classes with members of each class serving for three-year terms. Each of Dr. Allison, Mr. Atwood, Dr. Fraser-Liggett and Dr. St. Peter serve as Class I directors, with a term of office expiring at the 2008 Annual Meeting of Stockholders. The terms of our Class II and Class III directors will expire in 2009 and 2010, respectively. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the two nominees named below, each of whom is currently a director and each of whom has consented to serve if elected. If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee designated by the present Board to fill the vacancy. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below.

        Dr. Fraser-Liggett and Dr. St. Peter have informed the Board that they do not intend to stand for reelection to our Board. There are no disagreements between either Dr. Fraser-Liggett or Dr. St. Peter and the Company on any matter relating to our operations, policies or practices. Accordingly, upon the recommendation of our Nominating and Corporate Governance Committee, the Board has nominated Dr. Allison and Mr. Atwood for reelection as the Class I directors. Helicos is not presently aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the 2011 Annual Meeting of Stockholders or until a successor has been elected and qualified.

        THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH CLASS I DIRECTOR NOMINEE.

        The names of the directors and nominees, and certain information about them as of the record date, are set forth below.

Name	Age	Position(s)
Stanley N. Lapidus	59	Chairman, Chief Executive Officer and Class III Director
Noubar B. Afeyan, PhD	45	Lead Independent Director, Class III Director
Elisabeth K. Allison, PhD	62	Class I Director
Brian G. Atwood	55	Class I Director
Peter Barrett, PhD	55	Class II Director
Claire M. Fraser-Liggett, PhD(1)	52	Class I Director
Robert F. Higgins	61	Class II Director
Ronald A. Lowy	52	Class III Director
Theo Melas-Kyriazi	48	Class II Director
Steven St. Peter, MD(2)	41	Class I Director

(1)
Dr. Fraser-Liggett has informed the Board that she is not standing for reelection.

(2)
Dr. St. Peter has informed the Board that he is not standing for reelection.

        Stanley N. Lapidus.    Mr. Lapidus, one of our co-founders, has served as the Chairman of our Board of Directors since October 2007 and Chief Executive Officer since May 2003. Mr. Lapidus served as our President from May 2003 until October 2007. Prior to founding Helicos, Mr. Lapidus served as a Venture Partner at Flagship Ventures from March 2002 through September 2003. Mr. Lapidus founded EXACT Sciences Corporation in 1995, where he served as President from 1995 through 2000 and Chairman from 2000 through 2005. Prior to EXACT Sciences, Mr. Lapidus founded Cytyc Corporation, where he served as President from 1987 to 1994. Mr. Lapidus also holds academic appointments in the Pathology Department at Tufts University Medical School and Massachusetts Institute of Technology's Sloan School of Management. He earned a BSEE from Cooper Union. He has served as a trustee of Cooper Union since 2002. Mr. Lapidus is named as an inventor on 30 issued U.S. patents.

        Noubar B. Afeyan, PhD.    Dr. Afeyan, one of our co-founders, has served as Lead Independent Director of our Board since October 2007. Previously, he served as Chairman of our Board of Directors from 2003 to October 2007. In 1999, Dr. Afeyan founded Flagship Ventures, a venture capital firm, where he serves as Managing Partner and Chief Executive Officer. Dr. Afeyan is also a Senior Lecturer at the Massachusetts Institute of Technology's Sloan School of Management as well as the Biological Engineering Division. Dr. Afeyan served on the Board of Directors of Color Kinetics, a leading LED-lighting company, until its recent acquisition by Philips in August 2007. Dr. Afeyan received a BS in chemical engineering from McGill University and a PhD in biochemical engineering from the Massachusetts Institute of Technology.

        Elisabeth K. Allison, PhD.    Dr. Allison has served as a member of our Board of Directors since January 2008. Dr. Allison has served as a Principal at ANZI Partners since 1995. She serves as a board member of three mutual funds managed by the Capital Research and Management Company since 1991: the EuroPacific Fund, the New Perspectives Fund and the New World Fund. Previously, Dr. Allison served on the Board of Directors of Color Kinetics, a leading LED lighting company, from 2002 and as Chairperson from January 2007 until its recent acquisition by Philips in August 2007. Prior to her service at ANZI Partners, Dr. Allison was Senior Vice President for Development at the McGraw-Hill Companies. Dr. Allison received an AB from Harvard College and a PhD in Business Economics from the Harvard Business School.

        Brian G. Atwood.    Mr. Atwood has served as a member of our Board of Directors since 2003. Since 1999, Mr. Atwood has served as a Managing Director of Versant Ventures, a venture capital firm focusing on healthcare, which he co-founded. Mr. Atwood also serves on the board of directors of Cadence Pharmaceuticals, Inc. and Pharmion Corporation, as well as several private companies. Mr. Atwood holds a BS in biological sciences from the University of California, Irvine, an MS in ecology from the University of California, Davis and an MBA from Harvard University.

        Peter Barrett, PhD.    Dr. Barrett has served as a member of our Board of Directors since 2003. Dr. Barrett has served as a Partner of Atlas Venture, a venture capital firm, since January 2003. From August 1998 to December 2001, he served as Executive Vice President and Chief Business Officer of Celera Genomics, a biopharmaceutical company, which he co-founded. Dr. Barrett serves on the board of Atlas Venture investments' Alnylam, LAB International and Momenta Pharmaceuticals, as well as several private companies. He is also the President of the Autism Consortium Board of Directors and is Vice Chairman of the Advisory Council of the Barnett Institute of Chemical and Biological Analysis at Northeastern University. Dr. Barrett received his BS in chemistry from Lowell Technological Institute (now known as the University of Massachusetts, Lowell) and his PhD in Analytical Chemistry from Northeastern University. He also completed Harvard Business School's Management Development Program.

        Claire M. Fraser-Liggett, PhD.    Dr. Fraser has been a member of our Board of Directors since March 2007. Dr. Fraser also founded The Institute for Genomic Research and has served as President and Director since 1998. In addition to her leadership of TIGR, Dr. Fraser also holds professorships in Microbiology and Tropical Medicine as well as in Pharmacology at The George Washington University School of Medicine. Dr. Fraser serves on the board of trustees of Rensselaer Polytechnic Institute and on the board of directors of Becton, Dickinson and Company, a public company which manufactures and sells medical supplies, devices, laboratory instruments, antibodies, reagents and diagnostic products. Dr. Fraser received a BS in biology from Rensselaer Polytechnic Institute and received a PhD in Pharmacology from State University of New York at Buffalo.

        Robert F. Higgins.    Mr. Higgins has been a member of our Board of Directors since 2003. Mr. Higgins co-founded Highland Capital Partners in 1988 and serves as a General Partner. Currently, he is a member of the Advisory Board of the Department of Health Care Policy at Harvard Medical School and the Advisory Board of the Harvard-MIT Division of Health Sciences & Technology. Also, Mr. Higgins is a faculty member at the Harvard Business School where he teaches courses in entrepreneurial management. He received an AB in history from Harvard College and an MBA from Harvard Business School.

        Ronald A. Lowy.    Mr. Lowy has been a member of our Board of Directors since October 2007. Mr. Lowy served as president and chief executive officer of Thermo/Fisher Biosciences, a division of Fisher Scientific, from 2004 to 2007. Before joining Fisher Biosciences, Mr. Lowy was president of Global Connectivity Solutions for ADC Telecommunications from April 2004 to October 2004 and as president and chief operating officer at KRONE Group from 2000 to 2004. Prior to KRONE Group, Mr. Lowy was vice president and general manager of the Automotive and Industrial Products Group of GenTek. Mr. Lowy received a BS in mechanical engineering from the University of New Hampshire and an MBA from the University of Wisconsin.

        Theo Melas-Kyriazi.    Mr. Melas-Kyriazi has been a member of our Board of Directors since March 2007. Mr. Melas-Kyriazi also serves as Chief Financial Officer of Levitronix LLC, a developer of magnetically-levitated bearingless motor technology. From late 2004 to 2006, Mr. Melas-Kyriazi was self-employed, serving as a consultant and director in several public and private companies. From 1999 to 2004 Mr. Melas-Kyriazi served as Chief Financial Officer of Thermo Electron Corporation, a global technology company that manufactures and sells analytical instruments for life science research, manufacturing process control and environmental protection and safety. Mr. Melas-Kyriazi received an AB in economics from Harvard College, and an MBA from the Harvard Business School.

        Steven St. Peter, MD.    Dr. St. Peter has been a member of our Board of Directors since July 2005. Dr. St. Peter holds the position of General Partner at MPM Capital, which he joined in 2003. Prior to joining MPM Capital, Dr. St. Peter served from 2001 to 2003 as a principal at Apax Partners and from 1999 to 2001 as a senior associate at The Carlyle Group. Dr. St. Peter is board certified in internal medicine and was previously an Assistant Clinical Professor of Medicine at Columbia University. He completed his MD at Washington University and his residency and fellowship at the Hospital of the University of Pennsylvania. Prior to his medical training, he was an investment banker at Merrill Lynch. He also holds an MBA from the Wharton School of the University of Pennsylvania and a BA in chemistry from the University of Kansas. He is a Director of OMRIX Biopharmaceuticals and PharmAthene, Inc.

        There are no family relationships among our directors or executive officers.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2008. PricewaterhouseCoopers LLP has audited our consolidated financial statements since December 2006. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions. Services provided to us by PricewaterhouseCoopers LLP are described under "Fees Paid to PricewaterhouseCoopers LLP" below.

        On November 30, 2006, with the approval of our audit committee, we dismissed BDO Seidman, LLP as our independent registered public accounting firm. During the years ended December 31, 2003, 2004 and 2005, and the subsequent period from January 1, 2006 through November 30, 2006, there were no disagreements with BDO Seidman, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO Seidman, LLP, would have caused it to make reference to the subject matter of the disagreements in its reports on our financial statements for such years. During the period from May 9, 2003 (date of inception) through December 31, 2006, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

        Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. The Board, however, is submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of Helicos and its stockholders.

        THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

Fees Paid to PricewaterhouseCoopers LLP

        During fiscal year 2007 and fiscal year 2006, the aggregate fees billed by PricewaterhouseCoopers LLP for professional services were as follows:

	Fiscal Year Ended
	December 31, 2007	December 31, 2006
Audit Fees(1)	$329,247	$784,200
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	$4,200	—

    (1)
    Fees for audit services include fees associated with the audits of our consolidated financial statements. Audit fees also include amounts associated with SEC registration statements and consents.

    (2)
    There were no fees billed by PricewaterhouseCoopers for audit-related services in 2006 or 2007.

    (3)
    There were no fees billed by PricewaterhouseCoopers for tax services in 2006 or 2007.

    (4)
    The amount listed as "All Other Fees" consists of fees for products and services other than those services reported above.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

        As required by the Audit Committee charter, the Audit Committee pre-approves the engagement of PricewaterhouseCoopers LLP for all audit and permissible non-audit services. The Audit Committee annually reviews the audit and permissible non-audit services performed by PricewaterhouseCoopers LLP and reviews and approves the fees charged by PricewaterhouseCoopers LLP. The Audit Committee has considered the role of PricewaterhouseCoopers LLP in providing audit services and other permissible non-audit services to Helicos and has concluded that the provision of such services was compatible with the maintenance of PricewaterhouseCoopers LLP's independence in the conduct of its auditing functions.

REPORT OF THE AUDIT COMMITTEE

        The following Report of the Audit Committee does not constitute soliciting material and is not deemed to be filed with the Securities and Exchange Commission, or the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

        The Audit Committee selects the Company's independent registered public accounting firm to audit financial statements and to perform services related to the audit, reviews the scope and results of the audit with the independent registered public accounting firm, reviews with management and the independent registered public accounting firm the Company's quarterly and annual results, reviews the periodic disclosures related to the Company's financial statements, considers the adequacy of the Company's internal accounting procedures, and oversees internal audit and compliance with the Sarbanes-Oxley Act of 2002.

        With respect to the fiscal year ended December 31, 2007, the Audit Committee:

  •
  Reviewed and discussed the audited financial statements with the Company's management;

  •
  Discussed with PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committees) and SEC Rule 2-07 of Regulation S-X; and

  •
  Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, and has discussed with PricewaterhouseCoopers LLP its independence.

        Based on these reviews and discussions, our Audit Committee has recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

        Respectfully submitted on April 11, 2008 by the members of the Audit Committee of the Board of Directors:

Theo Melas-Kyriazi, Chairman
Brian G. Atwood
Ronald A. Lowy
(As currently constructed)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of the Record Date: (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) by each director or nominee of the Company; (iii) by each of the officers named in the Summary Compensation Table below; and (iv) by all directors and executive officers of the Company as a group. Unless otherwise indicated below, each person listed below maintains a business address in the care of Helicos BioSciences Corporation, One Kendall Square, Building 700, Cambridge, MA 02139 and has sole voting and investment power with respect to all shares of Common Stock owned.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(2)
Flagship Ventures(3) c/o Flagship Ventures One Memorial Drive, 7th Floor Cambridge, Massachusetts 02142	3,329,019	15.9%
Atlas Venture(4) 890 Winter Street, Suite 320 Waltham, Massachusetts 02451	2,987,766	14.3%
Highland Capital Partners(5) c/o Highland Capital Partners LLC 92 Hayden Avenue Lexington, Massachusetts 02421	2,987,771	14.3%
MPM Capital(6) c/o MPM Capital L.P. The John Hancock Tower 200 Clarendon Street, 54th Floor Boston, Massachusetts 02116	2,987,769	14.3%
Versant Ventures(7) 3000 Sand Hill Road Building #4, Suite 210 Menlo Park, California 94025	2,135,272	10.2%
Millenco LLC(8) c/o Millenium Management LLC 666 Fifth Avenue, 8th Floor New York, New York 10103	1,060,123	5.1%
Stanley N. Lapidus(9)	693,538	3.3%
Stephen J. Lombardi(10)	234,999	1.1%
J. William Efcavitch, PhD(11)	106,479	*
Louise A. Mawhinney(12)	78,407	*
Thomas C. Meyers	77,777	*
Noubar B. Afeyan, PhD(3)	3,329,019	15.9%
Brian G. Atwood(7)	2,135,272	10.2%

Peter Barrett, PhD(4)	2,987,766	14.3%
Claire M. Fraser-Liggett, PhD(13)	11,111	*
Robert F. Higgins(5)	2,987,771	14.3%
Steven St. Peter, MD(6)	2,987,769	14.3%
Theo Melas-Kyriazi(14)	11,111	*
Elisabeth K. Allison, PhD	0	*
Ronald A. Lowy	0	*
All executive officers, directors and nominees as a group(15) (13 persons)	15,493,946	72.8%

*
Represents less than 1% of the outstanding Common Stock

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Pursuant to the rules of the SEC, the number of shares of Common Stock deemed outstanding includes shares issuable pursuant to options held by the respective person or group that may be exercised within 60 days of the Record Date.

(2)
Applicable percentage of ownership as of the Record Date is based upon 20,935,691 shares of Common Stock outstanding as of the Record Date.

(3)
With respect to information relating to Flagship Ventures, the Company has relied, in part, on information supplied on a Schedule 13G filed with the SEC on February 15, 2008, by AGTC Advisors Fund L.P. ("AGTC"), Applied Genomic Technology Capital Fund, L.P. ("AGTC Fund" and together with AGTC, the "AGTC Funds"), Flagship Ventures Fund 2004, L.P. ("Flagship"), NewcoGen Élan LLC ("NewcoGen Élan"), NewcoGen Equity Investors LLC ("NewcoGen Equity"), NewcoGen Group, LLC ("NewcoGen Group"), NewcoGen PE LLC ("NewcoGen PE"), NewcoGen Long Reign Holdings LLC ("NewcoGen Long Reign"), and ST NewcoGen LLC ("ST NewcoGen" and together with NewcoGen Élan, NewcoGen Equity, NewcoGen Group, NewcoGen PE and NewcoGen Long Reign, the "NewcoGen Funds"). The AGTC Funds, Flagship and the NewcoGen Funds own in the aggregate 3,329,019 shares of Common Stock. NewcoGen Group Inc. ("NewcoGen Inc.") is the manager of each of the NewcoGen Funds and the general partner of AGTC Partners, L.P., which is the general partner of each of the AGTC Funds. NewcoGen Inc. is a wholly owned subsidiary of Flagship Ventures Management, Inc. ("Flagship Inc."). Flagship Ventures General Partner LLC ("Flagship LLC") is the general partner of Flagship. Noubar B. Afeyan, PhD and Edwin M. Kania are directors of Flagship Inc. and managers of Flagship LLC. As a result, Messrs. Afeyan and Kania may be deemed to have beneficial ownership with respect to all shares held by the NewcoGen Funds, Flagship, and the AGTC Funds.

(4)
With respect to information relating to Atlas Venture, the Company has relied, in part, on information supplied on a Schedule 13G filed with the SEC on February 1, 2008, by Atlas Venture Fund V, L.P. ("Atlas V"), Atlas Venture Entrepreneurs' Fund V, L.P. ("AVE V" and together with Atlas V, the "Atlas V Funds"), Atlas Venture Fund VI, L.P. ("Atlas VI"), Atlas Venture Entrepreneurs' Fund VI, L.P. ("AVE VI"), Atlas Venture Fund VI GmbH & Co. KG ("Atlas VI GmbH" and together with Atlas VI and AVE VI, the "Atlas VI Funds"), Atlas Venture Associates V, L.P. ("AVA V LP"), Atlas Venture AssociatesV, Inc. ("AVA V Inc."), Atlas Venture Associates VI, L.P. ("AVA VI LP"), Atlas Venture Associates VI, Inc. ("AVA VI Inc."), Axel

  Bichara ("Bichara"), Jean-Francois Formela ("Formela") and Christopher Spray ("Spray" and together with Bichara and Formela, the "Atlas Directors"). The Atlas V Funds, Atlas VI Funds, AVAV LP, AVA V Inc., AVA VI LP, AVA VI Inc., and the Atlas Directors own in the aggregate 2,987,766 shares of Common Stock. AVA V Inc. is the sole general partner of AVA V LP. AVA V LP is the sole general partner of the Atlas V Funds. The Atlas Directors are directors of AVA V Inc. As a result, the Atlas Directors may be deemed to have beneficial ownership with respect to all shares held by AVA V Inc. AVA VI Inc. is the sole general partner of AVA VI LP. AVA VI LP is the sole general partner of Atlas VI and AVE VI and the managing limited partner of Atlas VI GmbH. The Atlas Directors are directors of AVA VI Inc. As a result, the Atlas Directors may be deemed to have beneficial ownership with respect to all shares held by AVA VI Inc. Each of the foregoing disclaims beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(5)
With respect to information relating to Highland Capital Partners, the Company has relied, in part, on information supplied on a Schedule 13G filed with the SEC on February 13, 2008, by Highland Capital Partners VI Limited Partnership ("Highland Capital VI"), Highland Capital Partners VI-B Limited Partnership ("Highland Capital VI-B"), Highland Entrepreneurs' Fund VI Limited Partnership ("Highland Entrepreneurs' Fund" and together with Highland Capital VI and Highland Capital VI-B, the "Highland Investing Entities"), HEF VI Limited Partnership ("HEF VI"), Highland Management Partners VI Limited Partnership ("HMP VI"), Highland Management Partners VI, Inc. ("Highland Management"), Robert F. Higgins ("Higgins"), Paul A. Maeder ("Maeder"), Daniel J. Nova ("Nova"), Sean M. Dalton ("Dalton"), Fergal J. Mullen ("Mullen"), and Corey M. Mulloy ("Mulloy" and together with Messrs. Higgins, Maeder, Nova, Dalton, and Mullen, the "Highland Managing Directors"). Highland Management is the general partner of the general partners of the Highland Investing Entities. As a result, Highland Management may be deemed to have beneficial ownership of the shares held by the Highland Investing Entities. HEF VI is the general partner of Highland Entrepreneurs' Fund. HMP VI is the general partner of Highland Capital VI and Highland Capital VI-B. Highland Management is the general partner of both HEF VI and HMP VI. Messrs. Higgins, Maeder and Nova are senior managing directors of Highland Management and limited partners of each of HMP VI and HEF VI. Messrs. Dalton, Mullen and Mulloy are managing directors of Highland Management and limited partners of each of HMP VI and HEF VI. The Managing Directors of Highland Management have shared power over all investment decisions of Highland Management. As a result, the Managing Directors may be deemed to share beneficial ownership of the shares held by Highland Investing Entities by virtue of their status as controlling persons of Highland Management.

(6)
With respect to information relating to MPM Capital, the Company has relied, in part, on information supplied on a Schedule 13G filed with the SEC on February 12, 2008, by MPM BioVentures III, L.P. ("MPM BV III"), MPM BioVentures III-QP, L.P. ("MPM BV III-QP"), MPM BioVentures III Parallel Fund, L.P. ("MPM BV III Parallel Fund"), MPM BioVentures III GmbH & Co. Beteiligungs KG ("MPM BV III GmbH" and together with MPM BV III, MPM BV III-QP, MPM BV III Parallel Fund, the "MPM Funds"), MPM Asset Management Investors 2003 BVIII LLC ("MPM AMI"), MPM BioVentures III GP, L.P. ("MPM BV III GP"), MPM BioVentures III LLC ("MPM BV III LLC"), Ansbert Gadicke ("Gadicke"), Luke Evnin ("Evnin"), Nicholas Galakatos ("Galakatos"), Michael Steinmetz ("Steinmetz"), Kurt Wheeler ("Wheeler"), Nicholas Simon III ("Simon") and Dennis Henner ("Henner" and together with Gadicke, Evnin, Galakatos, Steinmetz, Wheeler, Simon, the "MPM Members"). The MPM Members, the MPM Funds, MPM AMI, MPM BV III GP, and MPM BV III LLC own in the aggregate 2,987,769 shares of Common Stock. MPM BV III GP is a direct general partner of the MPM Funds. MPM BV III LLC is an indirect general partner of the MPM Funds. The MPM Members are members of MPM BV III LLC and MPM AMI. As a result, the MPM Members may be deemed to share beneficial ownership of the shares held by the MPM Funds by virtue of their status as controlling persons of MPM BV III LLC and MPM AMI.

(7)
With respect to information relating to Versant Ventures, the Company has relied, in part, on information supplied on a Schedule 13G filed with the SEC on February 13, 2008, by Versant Ventures II, LLC ("VVII-LLC"), Versant Venture Capital II, L.P. ("VVC-II"), Versant Side Fund II, L.P. ("VSF-II"), Versant Affiliates Fund II-A, L.P. ("VAF-IIA" and together with VVII-LLC, VVC-II, VSF-II, the "Versant II Funds"), Brian G. Atwood ("Atwood"), Bradley J. Bolzon ("Bolzon"), Samuel D. Colella ("Colella"), Ross A. Jaffe ("Jaffe"), William J. Link ("Link"), Barbara N. Lubash ("Lubash"), Donald B. Milder ("Milder"), Rebecca B. Robertson ("Robertson"), Camille D. Samuels ("Samuels") and Charles M. Warden ("Warden" and together with Atwood, Bolzon, Colella, Jaffe, Link, Lubash, Milder, Robertson and Samuels, the "Versant Managing Directors"). The Versant II Funds and the Versant Managing Directors own in the aggregate 2,135,272 shares of Common Stock. VVII-LLC is the General Partner of VVC-II, VSF-II and VAF-IIA. The Versant Managing Directors are Managing Directors of VVII-LLC.

(8)
With respect to information relating to Millenco LLC, the Company has relied, in part, on information supplied on a Schedule 13D filed with the SEC on March 3, 2008, by Millenco LLC. Millennium Management LLC, a Delaware limited liability company ("Millennium Management"), is the manager of Millenco, and consequently may be deemed to have voting control and investment discretion over securities owned by Millenco. Israel A. Englander ("Mr. Englander") is the managing member of Millennium Management. As a result, Mr. Englander may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Millennium Management.

(9)
Includes 200,000 shares held by certain family members of Stanley N. Lapidus and 199,999 shares issuable to Mr. Lapidus upon exercise of stock options.

(10)
Includes 55,555 shares issuable to Stephen J. Lombardi upon exercise of stock options.

(11)
Includes 58,334 shares issuable to J. William Efcavitch, PhD upon exercise of stock options.

(12)
Includes 10,208 shares issuable to Louise A. Mawhinney upon exercise of stock options.

(13)
Includes 11,111 options issuable to Claire M. Fraser-Liggett, PhD upon exercise of stock options.

(14)
Includes 11,111 options issuable to Theo Melas-Kyriazi upon exercise of stock options.

(15)
Includes an aggregate of 343,517 shares issuable upon exercise of stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock. Executive officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To the best of our knowledge, during the year ended December 31, 2007, each director, executive officer, and 10% stockholder complied with all Section 16(a) filing requirements, except as described below. Flagship Ventures Fund 2004 L.P., the beneficial owner of greater than 10% of the Company, filed one Form 4 after the applicable due date reporting the grant of an option for 11,111 shares.

Equity Compensation Plan Information

        The following table summarizes, as of December 31, 2007, the number of options issued under our stock option plans and the number of options available for future issuance under these plans.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders(1)	2,212,233	$7.88	684,732
Equity compensation plans not approved by security holders	—	$—	—

Total	2,212,233	$7.88	684,732

(1)
Includes the 2003 Stock Option and Incentive Plan and the 2007 Stock Option and Incentive Plan.

MANAGEMENT

        Our executive officers, and their ages and positions are as follows:

Name	Age	Position(s)
Stanley N. Lapidus	59	Chairman and Chief Executive Officer
Stephen J. Lombardi	52	President, Chief Operating Officer and interim Principal Financial Officer
J. William Efcavitch, PhD	55	Senior Vice President of Product Research and Development
Kevin G. Lafond	52	Controller, interim Principal Accounting Officer and Treasurer

        Stanley N. Lapidus.    See "Election of Directors"

        Stephen J. Lombardi.    Mr. Lombardi has served as our President since October 2007, our Chief Operating Officer since February 2007 and our interim Principal Financial Officer since March 2008. He joined Helicos in June 2006 as Senior Vice President of Sales and Marketing. He has over 29 years of commercial biotechnology experience as a scientist and in business management. Prior to Helicos he spent four years as a Senior Vice President at Affymetrix, Inc., serving as an executive in its Corporate Development, Product R&D and Marketing divisions. From 1986 to 2002, Mr. Lombardi was employed by Applied Biosystems, a division of Applera Corporation, most recently as Senior Vice President of Applications and Products. From 1989 to 1998, Mr. Lombardi led the formation of Applied Biosystems' DNA sequencing and genetic analysis business, resulting in widely-used sequencers, including those which became the standard used for the Human Genome Project. Mr. Lombardi was also involved in forming Celera Genomics within the Applera corporate structure. He earned a BA degree in Biology from Merrimack College.

        J. William Efcavitch, PhD.    Dr. Efcavitch joined us in October 2004 and serves as our Senior Vice President of Product Research and Development. Previously, he spent 23 years at Applied Biosystems, a division of Applera Corporation, most recently as Director of the Synthesis and Arrays Business Unit which commercialized several products, including an expression array system. At Applied Biosystems, Dr. Efcavitch led the successful development and commercialization of Applied Biosystems' DNA sequencing instruments, reagents, consumables and software products, including the sequencer that became the standard used for the Human Genome Project. Dr. Efcavitch is a co-author of twelve research publications and is named as an inventor on fifteen patents. He earned his PhD in Biochemistry from Ohio University.

        Kevin G. Lafond.    Mr. Lafond has served as our controller since February 2007 and interim Principal Accounting Officer and Treasurer since March 2008. Prior to joining Helicos, Mr. Lafond served as the corporate controller at Pegasystems Inc., a computer software manufacturer, from September 2005 until February 2007, and the controller at Patni Computer Systems, Inc., a software development company, from April 2001 until September 2005. He earned a BS from Plymouth State College, MS degrees in taxation and accountancy from Bentley College and has been a Certified Public Accountant since 1983.

COMPENSATION DISCUSSION AND ANALYSIS

        We believe that the compensation of our executive officers should focus executive behavior on the achievement of near-term corporate targets as well as long-term business objectives and strategies. It is the responsibility of the Compensation Committee of our Board of Directors to administer our compensation practices to ensure that they are competitive and include incentives which are designed to appropriately drive corporate performance. Overall, we intend to create an executive compensation program that is set at levels competitive with comparable public life sciences companies and, in particular, companies in the genetic analysis market segment. Our Compensation Committee reviews and approves all of our compensation policies, including executive officer salaries, bonuses and equity incentive compensation and reports such actions to the full Board.

Objectives of our executive compensation programs

        Our compensation programs for our named executive officers are designed to achieve the following objectives:

  •
  attract and retain talented and experienced executives in the highly competitive and dynamic life sciences industry;

  •
  motivate and reward executives whose knowledge, skills and performance are critical to our success;

  •
  align the interests of our executives and stockholders by motivating executives to increase stockholder value and rewarding executives when stockholder value increases;

  •
  ensure fairness among the executive management team by recognizing the contributions each executive makes to our success, while maintaining internal salary equity; and

  •
  motivate our executives to manage our business to meet our short- and long-term objectives, and reward them for meeting these objectives.

        We use a mix of short-term compensation (base salaries and cash incentive bonuses) and long-term compensation (equity incentive compensation) to provide a total compensation structure that is designed to achieve these objectives. The Compensation Committee determines the appropriate mix of compensation structures for each of our executive officers by analyzing each of the primary elements of our compensation programs, discussed below, to ensure that our executive officers' total compensation is in the 50th percentile of compensation paid to executive officers with similar positions in public life sciences companies. In this regard, we have reviewed data from the annual Radford Biotechnology Survey as reference points for comparable companies together with data from companies in the genetic analysis market segment, including Cepheid, Commonwealth Biotechnologies, Inc., Luminex Corporation, Nanogen, Inc., Nanosphere, Inc., NimbleGen Systems Inc., Pressure BioSciences, Inc., Sangamo BioSciences, Inc., Sequenom, Inc. and Vermillion, Inc. In November 2007, the Compensation Committee agreed to engage Dolmat-Connell & Partners, a compensation consulting firm, to review and refine our list of peer group companies and complete a review of executive compensation. The Compensation Committee may rely on Dolmat-Connell & Partners from time to time for advisory services regarding executive and director compensation and related matters. The Compensation Committee uses its judgment and experience and the recommendations of the Chief Executive Officer (except for his own compensation) to determine the appropriate mix of compensation for each individual.

Our executive compensation programs

        Our executive compensation primarily consists of base salary, periodic cash incentive bonuses and equity awards and broad-based benefits programs. We believe it is important that the interests of our executives are aligned with those of our stockholders; therefore, equity incentive compensation constitutes a significant portion of our total executive compensation.

        Within the context of the overall objectives of our compensation programs, we determined the specific amounts of compensation to be paid to each of our executives in 2007 based on a number of factors, including:

  •
  our understanding of the amount of compensation generally paid by similarly situated companies to their executives with similar roles and responsibilities;

  •
  the roles and responsibilities of our executives;

  •
  the individual experience and skills of, and expected contributions from, our executives;

  •
  the amounts of compensation being paid to our other executives; and

  •
  our executives' historical compensation at our company.

        We discuss each of the primary elements of our executive compensation in detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to complement each other and collectively serve all of our executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation, each element to a greater or lesser extent serves each of our objectives.

        There are no material differences to how our compensation policies are applied to individual named executive officers. Market compensation levels for executive officers, however, differ based on the roles and responsibilities of the individual officer. As a result, the compensation paid to our named executive officers will vary among individuals.

Annual cash compensation

Base salary

        We intend to pay base salaries that are competitive with similar positions at our peer group companies. Base salary is generally targeted at the 50th percentile for each position. Our executives' base salaries reflect the initial base salaries that we negotiated with each of them at the time of his or her initial employment or promotion and our subsequent adjustments to these amounts to reflect market increases, the growth and stage of development of our company, any changes in our executives' roles and responsibilities and other factors. The Compensation Committee performs formal evaluations of each executive officer's performance on an annual basis and makes adjustments to the executives' base salaries to reflect individual roles and performance. The base salaries of all executive officers are reviewed annually together with the Chief Executive Officer, except in the case of his own base salary.

        We may also increase the base salary of an executive officer at other times if a change in the scope of the officer's responsibilities justifies such consideration or in order to maintain salary equity among executive officers. We believe that a competitive base salary is a necessary element of any compensation program designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can motivate and reward executives for their overall performance.

        In February 2007, the base salary of Mr. Lapidus increased from $318,000 to $350,000; the base salary of Dr. Efcavitch, our Senior Vice President of Product Research and Development, increased from $262,500 to $275,625; and the base salary of Ms. Mawhinney, who served as our Senior Vice President and Chief Financial Officer until March 2008, increased from $250,000 to $253,125. This reflects an increase of 10% to the base salary of Mr. Lapidus, a 5% increase to the base salary of Dr. Efcavitch and a pro-rated 5% increase to Ms. Mawhinney's base salary based upon her term of service to the Company in 2006.

        In February 2007, Mr. Lombardi, who then served as the Company's Senior Vice President of Sales and Marketing, was promoted to the position of Executive Vice President and Chief Operating

Officer, and his base salary increased from $300,000 to $325,000. Mr. Lombardi subsequently became our President and Chief Operating Officer in October 2007. In connection with Mr. Lombardi's promotion, Mr. Lapidus remained our Chief Executive Officer and also became the Chairman of the Board of Directors. There was no change to either Mr. Lombardi's or Mr. Lapidus' salary at that time. In June 2007, as recognition for her performance in connection with our initial public offering, Ms. Mawhinney's salary increased from $253,125 to $278,125.

        In February 2008, in connection with its annual review of our executive officers' individual performance, the Compensation Committee increased the salary of each of our executive officers, except for Ms. Mawhinney, by 5%. As a result, Mr. Lapidus' salary increased from $350,000 to $367,500; Mr. Lombardi's salary increased from $325,000 to $341,250; and Dr. Efcavitch's salary increased from $275,625 to $289,406. In determining the appropriate increase in salary, which is consistent with past years' increases, the Compensation Committee relied on the factors described above, including a review of the compensation paid by peer group companies to their executives, the results of the review performed by Dolmat-Connell and maintaining internal salary equity.

Cash incentive bonuses

        In prior years, our Compensation Committee has, on occasion, granted discretionary cash bonuses to our executive officers. Prior to 2007, we did not have a management incentive bonus plan in place. However, consistent with our emphasis on pay for performance incentive compensation programs, in February 2007 we adopted a management incentive bonus plan, the Bonus Plan, to ensure that some portion of overall cash compensation is contingent upon the successful achievement of our corporate objectives. The primary objectives of the Bonus Plan are to provide an incentive for superior work, to motivate our executives toward even higher achievement and business results, to tie our executives' goals and interests to ours and our stockholders' and to enable us to attract and retain highly qualified individuals. In 2007, executive officers were eligible to earn cash bonuses, targeted at 30% of such executive officers' base salaries, based on our attainment of company-wide goals and the individual performance of the executives with corporate performance comprising two-thirds of the total bonus opportunity. The individual performance component for the Chief Executive Officer and President is determined by the Compensation Committee with consideration of matters such as strategic planning, growing the Company, leadership and continuing to focus on the long-term interests of our stockholders. For the other named executive officers, individual performance is determined by the Compensation Committee with consideration of matters such as leadership, strategic planning and other position-specific goals.

        Our corporate performance goals for 2007 related to shipments and annual cash flow targets for 2007. Each of these two corporate performance goals were weighted equally for purposes of determining the corporate portion of the total bonus opportunity. If we achieved the minimum corporate performance goals of shipping one HeliScope System and having an annual cash burn of between $44 million and $48 million, then the executive would have been eligible to receive between 40% and 107% of his or her target bonus, depending upon whether the individual performance were measured as needing improvement, meeting expectations, exceeding expectations or outstanding. The executive would have been eligible to receive between 60% and 200% of the corporate portion of the target bonus opportunity if we had shipped one or more HeliScope Systems and had an annual cash burn within one of the following ranges between $44 million and $48 million; between $40 million and $43.9 million; or less than $40 million. Regardless of the actual award determined by the Bonus Plan parameters, our Compensation Committee has the authority to modify any award. Although we shipped our first HeliScope System in the first quarter of 2008 and had a cash burn of less than $40 million in 2007, we did not ship any HeliScope Systems in 2007 and, therefore, we did not sufficiently meet our corporate performance goals. As a result, we did not pay bonuses for 2007 to any of the named executive officers.

        The terms of the Bonus Plan, including the target bonus levels and relationship of payouts to achievement of the performance goals, were established by our Compensation Committee and discussed with our Board. Annually, our Compensation Committee reviews the Bonus Plan (including the performance goals) to ensure that it is designed in a manner that continues to motivate employees to achieve our performance goals. In connection with its annual review of the Bonus Plan, the Compensation Committee made adjustments to the applicable metrics and weighting of corporate and individual performance goals for fiscal year 2008. In 2008, executive officers will be eligible to earn cash bonuses, targeted at 30% of such executive officers' base salaries, based on our attainment of company-wide goals and, except for Mr. Lapidus and Mr. Lombardi, the individual performance of the executives with corporate performance comprising 70% of the total bonus opportunity. For Mr. Lapidus and Mr. Lombardi, the bonus opportunity is based 100% on our attainment of company-wide goals. Our corporate performance goals for Mr. Lapidus and Mr. Lombardi during 2008 relate to product shipments and backlog, the audit of our internal controls over financial reporting, expenses and certain financial measures. For our other executive officers, the corporate performance goals for 2008 relate to product shipments and backlog, the audit of our internal controls over financial reporting and expenses. Each of the applicable corporate performance goals will be weighted equally for purposes of determining the corporate portion of the total bonus opportunity.

        The Compensation Committee may also, in its discretion, award bonuses to executives based upon such other terms and conditions as the Compensation Committee may determine.

Equity incentive compensation

        We grant equity incentive awards in the form of stock options and restricted stock awards to align the interests of our executives with our stockholders by providing our executives with strong incentives to increase stockholder value. These awards represent a significant portion of total executive compensation. Our decisions regarding the amount and type of equity incentive compensation and relative weighting of these awards among total executive compensation have been based on our understanding of market practices of similarly situated companies and our negotiations with our executives in connection with their initial employment or promotion by our company.

        Prior to February 2007, we typically made grants of equity incentive awards to our executive officers on a periodic, but not necessarily annual, basis. In February 2007, we adopted an equity grant policy that formalizes how we grant equity awards by setting a regular schedule for grants, outlining grant approval requirements and specifying how awards are priced. Under this policy, grants, including those to our named executive officers, may be made quarterly, annually or in connection with a promotion. All such grants are subject to approval by the Compensation Committee at regularly scheduled committee meetings throughout the year. The date of grant and the fair market value of the award are based upon the date of the committee meeting.

        In 2007, we considered a number of factors in determining the amount of equity incentive awards, if any, to grant to our executives, including:

  •
  the number of shares subject to, and exercise price of, outstanding options, both vested and unvested, held by our executives;

  •
  the vesting schedule of the unvested stock options held by our executives; and

  •
  the amount and percentage of our total equity on a diluted basis held by our executives.

  Stock option awards

        Stock option awards provide our executive officers with the right to purchase shares of our common stock at a fixed exercise price typically for a period of up to ten years, subject to continued employment with our company. Stock options are earned on the basis of continued service to us and generally vest over four years, beginning with 25% vesting one year after the date of grant, then pro-rata vesting monthly thereafter. Stock option awards are made pursuant to our 2007 Stock Option and Incentive Plan, or 2007 Plan. The exercise price of each stock option granted under our 2007 Plan is based on the fair market value of our common stock on the grant date.

        We have granted stock options as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, subject to the volume limitations contained in the Internal Revenue Code, as well as non-qualified stock options. Generally, for stock options that do not qualify as incentive stock options, we are entitled to a tax deduction in the year in which the stock options are exercised equal to the spread between the exercise price and the fair market value of the stock for which the stock option was exercised. The holders of the non-qualified stock options are generally taxed on this same amount in the year of exercise. For stock options that qualify as incentive stock options, we do not receive a tax deduction, and the holder of the stock option may receive more favorable tax treatment than he or she would for a non-qualified stock option. Historically, we have primarily granted incentive stock options to provide these potential tax benefits to our executives and because of the limited expected benefits to our company of the potential tax deductions as a result of our historical net losses.

  Restricted stock purchase awards

        Prior to our initial public offering, restricted stock grants were made as restricted stock purchase awards which provided our executive officers with the ability to purchase shares of our common stock at a fixed purchase price at the time of grant pursuant to a restricted stock purchase agreement. Restricted stock purchase awards were primarily granted to executive officers and director-level employees at the commencement of their employment with us. Similar to stock options, shares of restricted stock purchase awards generally vest over four years, beginning with 25% vesting one year after the date of grant and pro-rata vesting monthly thereafter. Pursuant to the restricted stock purchase agreement, unvested shares are subject to mandatory repurchase by us in the case of termination of an executive officer's employment. Restricted stock purchase awards were made pursuant to our 2003 Plan, under which equity awards will no longer be granted.

  Restricted stock awards

        Following our initial public offering, restricted stock awards are made pursuant to a restricted stock award agreement and do not require purchase by the grantee. Shares of restricted stock generally vest over four years, beginning with 25% vesting one year after the date of grant and pro-rata vesting each fiscal quarter thereafter. Pursuant to the restricted stock award agreement, unvested shares are forfeited in the case of termination of an executive officer's employment. Restricted stock awards are made pursuant to our 2007 Plan.

  2007 equity incentive compensation

        During 2007, the Company granted Mr. Lombardi incentive stock options for the purchase of an aggregate of 416,666 shares in connection with his promotion to Executive Vice President and Chief Operating Officer in February 2007 and to President and Chief Operating Officer, in October 2007. We granted Mr. Lombardi 12,778 shares of restricted stock in July 2007 in connection with grants made to certain of our employees following our initial public offering. In June 2007, we granted Ms. Mawhinney an incentive stock option for the purchase of 35,000 shares as recognition for her performance in connection with our initial public offering.

Other compensation

        All of our executive officers are eligible for benefits offered to employees generally, including parking or commuting passes, life, health, disability and dental insurance and our 401(k) plan. In addition, our Chief Executive Officer and our Senior Vice President of Product Research and Development each receive a housing allowance. Our Senior Vice President of Product Research and Development also receives an allowance for commuting expenses, including a tax gross-up for such amount paid to him. These were the only perquisites provided by the Company in 2007 to our executive officers. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits and perquisites for our executive officers. The Compensation Committee in its discretion may revise, amend or add to the officer's executive benefits and perquisites if it deems it advisable. We do not believe it is necessary for the attraction or retention of management talent to provide the officers with a substantial amount of compensation in the form of perquisites.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis report beginning on page 18 of this Proxy Statement with management. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

        The foregoing report has been furnished by the members of the Compensation Committee:

Robert F. Higgins, Chairman
Elisabeth K. Allison, PhD
Peter Barrett, PhD
Claire M. Fraser-Liggett, PhD
(As currently constructed)

Compensation Committee Interlocks and Insider Participation

        The current members to the Compensation Committee are Mr. Higgins, Dr. Allison, Dr. Barrett and Dr. Fraser-Liggett. We are not aware of any Compensation Committee interlocks or relationships involving our executive officers or members of our Board requiring disclosure in this item.

EXECUTIVE COMPENSATION

Summary Compensation

        The following table sets forth certain information with respect to compensation for the year ended December 31, 2007 earned by or paid to our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers, which are referred to as the named executive officers.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary			Bonus	Stock awards(1)		Option awards(1)		All other compensation(2)			Total
Stanley N. Lapidus Chairman and Chief Executive Officer	2007 2006	$ $	347,626 318,000		— —	$	— 221,272	$ $	138,953 115,794	$ $	36,000 36,000	(3) (4)	$ $	522,579 691,066
Stephen J. Lombardi(5) President and Chief Operating Officer	2007 2006	$ $	322,420 167,115	(6)	— —	$ $	240,169 133,846		$369,711 —	$	— 314,313	(7)	$ $	932,300 615,274
J. William Efcavitch Senior Vice President of Product Research and Development	2007 2006	$ $	275,625 262,500		— —		— —	$ $	25,751 22,856	$ $	175,824 84,149	(8) (9)	$ $	477,200 369,505
Thomas C. Meyers(10) Former Vice President and Chief Intellectual Property Counsel	2007 2006	$ $	95,305 237,038		— —	$ $	64,000 5,625		$124,370 —		$72,534 —	(11)	$ $	356,209 242,663
Louise A. Mawhinney Former Senior Vice President and Chief Financial Officer	2007 2006	$ $	267,548 67,308	(12)	— —	$ $	237,484 59,371	$ $	29,877 31,719	$ $	11,388 142,356	(13) (14)	$ $	546,297 300,754

(1)
Based on the dollar amount recognized for financial statement reporting purposes with respect to the year ended December 31, 2007 in accordance with FAS 123(R), excluding the impact of forfeitures, and assuming that we used the modified prospective transition method for reporting awards granted prior to 2006. The assumptions we used for calculating the grant date fair values are set forth in Footnote 12 to our financial statements included in our Registration Statement on Form S-1 (333-140973), for 2006, and in Footnote 13 to the Consolidated Financial Statements presented in our 2007 Form 10-K, for 2007.

(2)
Excludes medical, disability and certain other benefits received by the named executive officers that are available generally to all of our employees and certain perquisites and other personal benefits received by the named executive officers which do not exceed $10,000 in the aggregate.

(3)
Represents a housing allowance in the amount of $36,000 paid to Mr. Lapidus.

(4)
Includes a housing allowance in the amount of $36,000 paid to Mr. Lapidus.

(5)
Mr. Lombardi was promoted to Executive Vice President and Chief Operating Officer in February 2007 and to President and Chief Operating Officer in October 2007.

(6)
Mr. Lombardi joined our company in June 2006 and his annual base salary was $300,000.

(7)
Includes relocation expenses of $171,359 paid to Mr. Lombardi and income taxes of $142,954 paid on Mr. Lombardi's behalf.

(8)
Includes a housing allowance in the amount of $36,000 and commuting expenses of $44,340 (includes a tax gross-up of $10,627) paid to Dr. Efcavitch. Also, includes compensation from stock option pricing amendments during the first quarter of 2007 in the amount of $95,484, including the tax gross up.

(9)
Includes a housing allowance in the amount of $36,000 and commuting expenses of $48,149 (includes a tax gross-up of $18,142) paid to Dr. Efcavitch.

(10)
In 2007, following our appointment of a Chief Operating Officer, Mr. Meyers began reporting to our Chief Operating Officer and was no longer considered an executive officer pursuant to Rule 405 of the Securities Act of 1933, as amended. Mr. Meyers resigned from his position with the Company in May 2007.

(11)
Includes a severance payment in the amount of $61,270 and payment in the amount of $11,264 for accrued vacation time as of his resignation.

(12)
Ms. Mawhinney joined our company in September 2006 and her annual base salary was $250,000.

(13)
Represents compensation from stock option pricing amendments during the first quarter of 2007, including the tax gross up.

(14)
Represents income taxes of $142,356 paid on Ms. Mawhinney's behalf.

Grants of plan-based awards

        The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2007 to the named executive officers.

2007 GRANTS OF PLAN-BASED AWARDS(1)

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Award ($)(2)
Stephen J. Lombardi	02/22/2007 07/27/2007 11/20/2007	— 12,778 —	(4)	166,666 — 250,000	(3) (5)	$ $	11.07 — 10.75	$ $ $	1,510,695 100,307 1,673,919
Thomas C. Meyers	01/30/2007	—		40,822	(6)		$11.07		$351,162
Louise A. Mawhinney	06/07/2007	—		35,000	(7)		$8.63		$211,307

(1)
We did not make any payments pursuant to our Bonus Plan, which would be required to be disclosed in this table. Additionally, no grants of plan-based awards were made to Mr. Lapidus or Dr. Efcavitch during the year ended December 31, 2007.

(2)
The amounts included in this column represent the full grant date fair value of the awards computed in accordance with SFAS No. 123R. Information related to the financial reporting of stock options and restricted stock are presented in Footnote 13 to the Consolidated Financial Statements presented in our 2007 Form 10-K.

(3)
Such award was granted under the 2003 Plan and vests 25% on the first anniversary of the grant date and the remainder vest monthly at the rate of 2.083333% per month.

(4)
Such award was granted under the 2007 Plan and vests 25% on the first anniversary of the grant date and the remainder vests 6.25% on the first day of each fiscal quarter.

(5)
Such award was granted under the 2007 Plan and vests 25% on the first anniversary of the grant date and the remainder vest monthly at the rate of 2.083333% per month.

(6)
Such award was granted under the 2003 Plan and vested 25% on the first anniversary of the vesting start date of March 1, 2006 and the remainder vested monthly at the rate of 2.083333% per month. Upon Mr. Meyers' resignation, an additional 2,552 shares vested and the award was cancelled.

(7)
Such award was granted under the 2007 Plan and would have vested 25% on the first anniversary of the grant date and the remainder would have vested monthly at the rate of 2.083333% per month. In connection with Ms. Mawhinney's resignation, 10,208 shares vested and the award was cancelled. However, Ms. Mawhinney may exercise the option with respect to the vested shares until June 19, 2008.

Discussion of summary compensation and grants of plan-based awards tables

        Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the 2007 Grants of Plan Based Awards Table was paid or awarded, are described above under "Compensation Discussion and Analysis." A summary of certain material terms of our compensation plans and arrangements is set forth below.

2007 Stock Option and Incentive Plan

        The 2007 Plan was adopted by our Board of Directors in April 2007 and approved by our stockholders in May 2007. The 2007 Plan permits us to make grants of incentive stock options, non-qualified stock options, stock appreciation rights, deferred stock awards, restricted stock awards, unrestricted stock awards and dividend equivalent rights. We reserved 1,440,266 shares of our common stock for the issuance of awards under the 2007 Plan. The 2007 Plan provides that the number of shares reserved and available for issuance under the plan will be automatically increased each January 1, beginning in 2008, by 4.5% of the outstanding number of shares of common stock on the immediately preceding December 31 or such lower number of shares of common stock as determined by the Board of Directors. In February 2008, pursuant to this provision, the number of shares of our common stock reserved for the issuance of awards under the 2007 Plan was increased by 944,263, or 4.5% of the outstanding number of shares of common stock outstanding as of December 31, 2007. This number is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. Generally, shares that are forfeited or canceled from awards under the 2007 Plan also will be available for future awards. In addition, available shares under our 2003 Stock Option and Incentive Plan, including as a result of the forfeiture, expiration, cancellation, termination or net issuances of awards, are automatically made available for issuance under the 2007 Plan.

        The 2007 Plan may be administered by either a committee of at least two non-employee directors or by our full Board of Directors, in either case acting as the administrator. The administrator has full power and authority to select the participants to whom awards will be granted, to make any combination of awards to participants, to accelerate the exercisability or vesting of any award and to determine the specific terms and conditions of each award, subject to the provisions of the 2007 Plan.

        All full-time and part-time officers, employees, non-employee directors and other key persons (including consultants and prospective employees) are eligible to participate in the 2007 Plan, subject to the discretion of the administrator. There are certain limits on the number of awards that may be granted under the 2007 Plan. For example, no more than 1,444,444 shares of common stock may be granted in the form of stock options or stock appreciation rights to any one individual during any one-calendar-year period.

        The exercise price of stock options awarded under the 2007 Plan may not be less than the fair market value of our common stock on the date of the option grant and the term of each option may not exceed ten years from the date of grant. The administrator will determine at what time or times each option may be exercised and, subject to the provisions of the 2007 Plan, the period of time, if any, after retirement, death, disability or other termination of employment during which options may be exercised.

        To qualify as incentive options, stock options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options which first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of certain large stockholders.

  •
  Stock appreciation rights may be granted under our 2007 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof.

  •
  Restricted stock may be granted under our 2007 Plan. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee. The administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

  •
  Dividend equivalent rights may be granted under our 2007 Plan. Dividend equivalent rights are awards entitling the grantee to current or deferred payments equal to dividends on a specified number of shares of stock. Dividend equivalent rights may be settled in cash or shares and are subject to other conditions as the administrator shall determine.

  •
  Cash-based awards may be granted under our 2007 Plan. Each cash-based award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the administrator. Payment, if any, with respect to a cash-based award may be made in cash or in shares of stock, as the administrator determines.

        Unless the administrator provides otherwise, our 2007 Plan does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

        In the event of a merger, sale or dissolution, or a similar "sale event" in which all awards are not assumed or substituted by the successor entity, all stock options may be terminated upon the effective time of such sale event following an exercise period, in which case all such stock options shall first become fully exercisable.

        No awards may be granted under the 2007 Plan after May 6, 2017. In addition, our Board of Directors may amend or discontinue the 2007 Plan at any time and the administrator may amend or cancel any outstanding award for the purpose of satisfying changes in law or for any other lawful purpose. No such amendment may adversely affect the rights under any outstanding award without the holder's consent. Other than in the event of a necessary adjustment in connection with a change in the Company's stock or a merger or similar transaction, the administrator may not "reprice" or otherwise reduce the exercise price of outstanding stock options or stock appreciation rights. Further, amendments to the 2007 Plan will be subject to approval by our stockholders if the amendment (i) increases the number of shares available for issuance under the 2007 Plan, (ii) expands the types of awards available under, the eligibility to participate in, or the duration of, the plan, (iii) materially changes the method of determining fair market value for purposes of the 2007 Plan, (iv) is required by the NASDAQ Global Market rules, or (v) is required by the Internal Revenue Code of 1986, as amended, or the Code, to ensure that incentive options are tax-qualified.

        Stock option agreements.    All stock option awards that are granted to the named executive officers pursuant to the 2007 Plan are covered by a Stock Option Agreement. Generally, under the Stock Option Agreements, 25% of the shares vest on the first anniversary of the grant date and the remaining shares vest monthly over the following three years. Our Board of Directors may accelerate the vesting schedule in its discretion.

        Restricted stock award agreements.    All restricted stock awards that are granted to the named executive officers pursuant to the 2007 Plan are covered by a Restricted Stock Award Agreement. Generally, under the Restricted Stock Award Agreements, 25% of the shares vest on the first anniversary of the grant date and the remaining shares vest in equal installments on the first day of each fiscal quarter over the following three years. Our Board of Directors may accelerate the vesting schedule in its discretion. The Restricted Stock Award Agreements provide that the named executive officer may not sell, transfer, pledge or otherwise encumber or dispose of any unvested shares. Upon the termination of employment, including upon death, disability, retirement or discharge or resignation for any reason, whether voluntary or involuntary or upon a sale event, any unvested shares of restricted stock are deemed to have been reacquired by the Corporation.

2003 Stock Option and Incentive Plan

        Until April 2007 certain option and restricted stock purchase awards were made pursuant to our 2003 Plan. The 2003 Plan was adopted by our Board of Directors and approved by our stockholders in November 2003. Upon the adoption of our 2007 Plan, in April 2007, our Board of Directors determined not to grant any further awards under our 2003 Plan.

        Our 2003 Plan is administered by either our Board of Directors or the Compensation Committee. The administrator of the 2003 Plan has full power and authority to grant and amend awards and to adopt, amend and repeal rules relating to the 2003 Plan.

        Upon a sale event in which all awards are not assumed or substituted by the successor entity, all stock options may be terminated upon the effective time of such sale event following an exercise period, in which case all such stock options shall first become fully exercisable. Restricted stock shall be treated as provided in the relevant award agreement. Under the 2003 Plan, a sale event is defined as the consummation of (i) a sale of all or substantially all of the assets, (ii) a sale of the Company by merger in which the shareholders of the Company do not own a majority of the outstanding voting power of the successor entity or (iii) any other acquisition of the business of the Company, as determined by the Board of Directors.

        Stock option agreements.    All stock option awards that are granted to the named executive officers are covered by a Stock Option Agreement. Generally, under the Stock Option Agreements, 25% of the shares vest on the first anniversary of the grant date and the remaining shares vest monthly over the following three years. Our Board of Directors may accelerate the vesting schedule in its discretion.

        Restricted stock purchase agreements.    The restricted stock purchase agreements provide that the named executive officer may not sell or transfer any unvested shares without first offering the shares to us. This does not apply to transfers to family members, to a trust or similar estate planning entity for the benefit of a family member or pursuant to a court order. Transferees must agree to be bound by the terms of the restricted stock agreement. Upon the termination of employment, including upon death, disability, retirement or discharge or resignation for any reason, whether voluntary or involuntary or upon a sale event, we have the obligation to repurchase all of the unvested shares held by the employee or any permitted transferee as of such date. We refer to this as the repurchase right. The per share purchase price of the unvested shares shall be the per share amount the employee paid for such shares.

        The following table sets forth certain information with respect to outstanding equity awards at December 31, 2007 with respect to the named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2007(1)

	Option awards							Stock awards
Name	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable		Option exercise price			Option expiration date	Number of shares or units of stock that have not vested		Market value of shares or units of stock that have not vested(2)
Stanley N. Lapidus	155,555	200,000	(3)		$0.585	(4)	03/28/2016	—			—
Stephen J. Lombardi	— — — —	166,666 250,000 — —	(3) (5)	$ $	11.07 10.75 — —		02/22/2017 11/20/2017 — —	— — 104,166 12,778	(3) (6)	$ $	— — 1,087,493 133,402
J. William Efcavitch	22,225 19,444	18,518 25,000	(3) (3)	$ $	0.45 0.585	(4)	11/03/2014 03/28/2016	— —			— —
Louise A. Mawhinney	— —	35,000 —	(7)		$8.63 —		06/07/2017 —	— 91,666	(8)	$	— 956,993

(1)
Mr. Meyers, our former Vice President and Chief Intellectual Property Counsel, is not included in this table as he resigned from his position with the Company in May 2007 and therefore did not have any outstanding equity awards at the Company's fiscal year-end 2007.

(2)
Based upon the fair market value of $10.44 of our common stock on December 31, 2007, the last trading day of the fiscal year.

(3)
These shares vest monthly at the rate of 2.083333% per month.

(4)
All stock options granted in 2006 were originally granted with an exercise price of $0.585 per share. However, it was subsequently determined by our Board of Directors that the fair market value for tax purposes under Internal Revenue Code Sections 409A and 83 on the dates of grant was $1.80 per share. As a result, the unvested options were re-priced upwards to $1.80 in the first quarter of 2007.

(5)
62,500 of these shares will become exercisable on November 20, 2008 and the remainder vest monthly at the rate of 2.083333% per month.

(6)
3,194 of these shares will become exercisable on July 27, 2008 and the remainder on the first day of each fiscal quarter at the rate of 6.25% per quarter.

(7)
10,208 of these shares became exercisable on March 19, 2008, in connection with Ms. Mawhinney's resignation and the option terminated with respect to the remainder of the shares.

(8)
13,888 of these shares vested on March 19, 2008, in connection with Ms. Mawhinney's resignation.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2007(1)

	Option awards			Stock awards
Name	Number of shares acquired on exercise	Value realized on exercise		Number of shares acquired on vesting	Value realized on vesting(2)
Stanley N. Lapidus	—	—		33,333	$292,975
Stephen J. Lombardi	—	—		62,500	$534,824
Thomas C. Meyers	—	—		14,815	$126,665
Louise A. Mawhinney	4,311	$36,277	(3)	41,667	$351,430

(1)
Dr. Efcavitch did not have any stock awards which vested in 2007, nor did he exercise any option awards.

(2)
The value realized has been calculated by multiplying the number of shares vested by the fair market value, less the applicable per share purchase price. For shares vesting prior to our initial public offering, the value realized upon vesting has been calculated by multiplying the number of shares vested by $9.00, the initial public offering price of our stock, less the applicable per share purchase price.

(3)
Our common stock was not publicly traded at the time of exercise. The value realized has been calculated by multiplying the number of shares acquired on exercise by $9.00, the initial public offering price of our stock, less the per share purchase price of $0.585.

Potential payments upon termination or change in control

  Change of Control Agreements

        We have entered into change in control agreements with each of Stanley N. Lapidus, Stephen J. Lombardi and J. William Efcavitch. Under these change in control agreements, we will have an obligation to make payments to each executive upon a termination event following a change in control. A termination event under the agreements includes, among other things, termination of the executive's employment by the Company without cause or a termination by the executive as a result of a reduction in his annual compensation or benefits, a significant diminution of his or her responsibilities or, for Mr. Lapidus and Mr. Lombardi, a more than 50 mile relocation of his primary business location. In the case of Dr. Efcavitch, a termination event includes relocation of his primary business location more than 50 miles from each of his residences in Cambridge, Massachusetts and San Carlos, California.

        Under his change in control agreement, if a termination event occurs within 12 months following a change in control, we would have an obligation to pay Mr. Lapidus an amount equal to the sum of (i) one and one-half times his annual base salary in effect immediately prior to the termination event, or prior to the change in control if higher, and (ii) the average annual bonus paid to Mr. Lapidus over the two fiscal years (or such shorter period to reflect actual length of service) immediately prior to the change in control. The change in control agreements with each of Mr. Lombardi and Dr. Efcavitch provide for a payment equal to (i) three-fourths of his annual base salary in effect immediately prior to the termination event, or prior to the change in control if higher, and (ii) the average annual bonus paid to him or her over the two fiscal years (or such shorter period to reflect actual length of service) immediately prior to the change in control. Under his change in control agreement, Mr. Lapidus would continue to participate in our group health and dental programs for 18 months following a termination event within 12 months of a change of control, and Mr. Lombardi and Dr. Efcavitch would continue to participate in such group health and dental programs for nine months in such circumstance under their respective change of control agreements. The change of control agreements also provide for full acceleration of any outstanding stock options or stock-based awards upon a termination event within

12 months of a change in control. All payments under the change in control agreement are subject to reduction as may be necessary to avoid certain tax consequences.

        The following table outlines the post-employment payments that would be made, assuming termination following a change in control on December 31, 2007 (assuming the change in control agreements were effective at that time):

Payments and Benefits	Termination without cause or for good reason following change in control(1)(2)
Stanley N. Lapidus
Severance	$525,000
Accelerated vesting of stock options	$1,728,000
Accelerated vesting of restricted stock awards	—
Health benefits	$18,994
Stephen J. Lombardi
Severance	$243,750
Accelerated vesting of stock options	—
Accelerated vesting of restricted stock awards	$1,159,958
Health benefits	$13,725
J. William Efcavitch
Severance	$206,719
Accelerated vesting of stock options	$400,995
Accelerated vesting of restricted stock awards	—
Health benefits	$13,725

(1)
If the post-employment payments described in this table would result in taxes payable by the executive officer under Section 4999 of the Internal Revenue Code of 1986, as amended, then such payment will be automatically reduced in order to avoid incurring such tax liability, unless the reduced post-employment payment would be less than the post-employment payment net of the payable taxes, in which case the executive officer is entitled to receive the full amount under the agreement.

(2)
The amounts reported for accelerated vesting of stock options and restricted stock awards has been calculated by multiplying the number of unvested shares by $10.44, the fair market value of our common stock on December 31, 2007, the last trading day of the fiscal year, less the applicable per share exercise or purchase prices.

  Post-Termination Payments

        In connection with her resignation as Senior Vice President and Chief Financial Officer, we entered into a letter agreement with Ms. Mawhinney, effective as of March 3, 2008, the Mawhinney Agreement. Under the Mawhinney Agreement, Ms. Mawhinney served as Senior Vice President and Chief Financial Officer until March 19, 2008, the Resignation Date. Under the terms of the Mawhinney Agreement, we will continue to pay Ms. Mawhinney her regular base salary from the Resignation Date through and including August 1, 2008, or an aggregate of approximately $103,762, less any tax-related deductions or withholding. Ms. Mawhinney also will be reimbursed for COBRA payments through August 1, 2008. Pursuant to the Mawhinney Agreement, Ms. Mawhinney has agreed to provide transitional assistance to the Company through July 31, 2008.

        In addition, the Mawhinney Agreement provided that Ms. Mawhinney's outstanding stock options and restricted stock accelerated such that the portion that would have been vested through August 1, 2008 was vested on the Resignation Date. Ms. Mawhinney has 90 days from the Resignation Date to exercise all vested stock options. The Mawhinney Agreement further provides that Helicos waives its right to receive repayment from Ms. Mawhinney for the one-time cash payment previously made by Helicos to Ms. Mawhinney, in the amount of $142,356, which amount represented a tax gross-up payment in connection with equity awards that were granted below fair market value (as described in the Company's Registration Statement on Form S-1, filed with the Securities and Exchange Commission on May 24, 2007).

        In May 2007, we entered into a letter agreement with Mr. Meyers, the Meyers Agreement, in connection with his resignation as Vice President and Chief Intellectual Property Counsel. Under the terms of the Meyers Agreement, we paid Mr. Meyers a lump sum equal to three months of his then current base salary, or $61,270, less any tax-related deductions or withholding. In addition, the Meyers Agreement provided that Mr. Meyers' outstanding stock options and restricted stock accelerated such that the portion that would have been vested through August 18, 2007 was vested on May 18, 2007.

Director compensation

        We do not pay any compensation for serving on our Board of Directors to our employee directors, including Stanley N. Lapidus, Chairman and Chief Executive Officer, and prior to 2007 we have not paid any compensation for serving on our Board of Directors to our non-employee directors. We reimburse all non-employee directors for their reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors or any committees thereof.

        In February 2007, the Board of Directors adopted our Non-Employee Director Compensation Policy, the 2007 Policy. The 2007 Policy was designed to ensure that the compensation aligns the directors' interests with the long-term interests of the stockholders, that the structure of the compensation is simple, transparent and easy for stockholders to understand and that our directors are fairly compensated. Employee directors would not have received additional compensation for their services as directors.

        Under the 2007 Policy, upon initial election or appointment to the Board of Directors, new non-employee directors received a non-qualified stock option to purchase 11,111 shares of common stock at an exercise price equal to the fair market value on the date of grant that vests one year from the date of grant. Directors who were on the Board when the 2007 Policy was adopted received such grant in July 2007. Under the 2007 Policy, each year of a non-employee director's tenure, the director would have received a non-qualified stock option to purchase 5,555 shares of common stock at an exercise price equal to the fair market value on the date of the grant that vests one year from the date of grant.

        In addition, each non-employee director was paid an annual retainer of $20,000 ($40,000 for any non-employee chairman or lead independent director as appropriate) for their services. For each Board of Directors meeting that a non-employee director attended in person in excess of six meetings in a single calendar year, such non-employee director would have been paid $1,500. Committee members receive additional annual retainers in accordance with the following:

Committee	Non-employee chairman	Non-employee director
Audit Committee	$10,000	$5,000
Compensation Committee	$6,500	$3,000
Nominating and Corporate Governance Committee	$6,500	$3,000

        For each committee meeting a non-employee director attends in person, such non-employee director would have received $1,000 unless such committee meeting is held on the same day as a meeting of the full Board of Directors, in which case the non-employee directors were not entitled to additional compensation.

        These additional payments for service on a committee are due to the workload and broad-based responsibilities of the committees.

Director Summary Compensation Table

        The table below summarizes the compensation paid to non-employee Directors for the fiscal year ended December 31, 2007. Directors who are employees receive no additional compensation for Board service.

DIRECTOR COMPENSATION(1)(2)

Name	Fees Earned or Paid in Cash ($)(3)	Option Awards ($)(4)	Total ($)
Noubar B. Afeyan, PhD	$50,000	$24,044	$74,044
Brian G. Atwood	$27,500	$24,044	$51,544
Peter Barrett, PhD	$26,500	$24,044	$50,544
Claire M. Fraser-Liggett, PhD(5)	$17,250	$68,500	$85,750
Robert F. Higgins	$35,000	$24,044	$59,044
Ronald A. Lowy(6)	$6,250	$8,334	$14,584
Theo Melas-Kyriazi(5)	$23,500	$68,500	$92,000
Steven St. Peter, MD	$32,500	$24,044	$56,544

    (1)
    Mr. Lapidus, our Chairman and Chief Executive Officer, is not included in this table as he was an employee of the Company during 2007 and received no compensation for his services as a director. The compensation received by Mr. Lapidus as an employee of the Company is shown in the Summary Compensation Table. Dr. Allison, one of our directors, did not join the Board of Directors until January 2008 and, therefore, did not receive any compensation in 2007.

    (2)
    We do not maintain any non-equity incentive plans, pension plans, or non-qualified deferred compensation plans in which the directors participate. No directors received any other compensation other than what is listed above.

    (3)
    Total reflects fees and retainers earned.

    (4)
    Amount listed reflects the dollar amount recognized for financial statement reporting purposes in 2007 in accordance with SFAS No. 123R on stock option awards and thus includes amounts from awards granted in and prior to 2007. Information related to the financial reporting of stock options are presented in Footnote 13 to the Consolidated Financial Statements presented in our 2007 Form 10-K.

    (5)
    Dr. Fraser-Liggett and Mr. Melas-Kyriazi joined the Board of Directors in March 2007 and their annual retainers have been prorated accordingly.

    (6)
    Mr. Lowy joined the Board of Directors in November 2007 and his annual retainer has been prorated accordingly.

2008 Director Compensation

        Effective January 1, 2008, the Company adopted a revised Non-Employee Director Compensation Policy, the 2008 Policy. The revised policy reflects changes to set the retainer to more adequately compensate for director responsibilities, provide per meeting compensation for meetings outside the original schedule and differentiate compensation for in-person versus telephonic attendance. In determining the adequate compensation, the Board of Directors looked at 30 companies in the biotechnology and pharmaceutical industry with market capitalization of $150 - 400 million. The cash compensation payable to our directors is targeted to be in the 50th percentile of the cash compensation paid by these companies. The 2008 Policy, like the 2007 Policy, is designed to ensure that the compensation aligns the directors' interests with the long-term interests of the stockholders, that the structure of the compensation is simple, transparent and easy for stockholders to understand and that our directors are fairly compensated. Employee directors will not receive additional compensation for their services as directors.

        The equity portion of our director compensation remains unchanged. Under the 2008 Policy, upon initial election or appointment to the Board of Directors, new non-employee directors receive a non-qualified stock option to purchase 11,111 shares of common stock at an exercise price equal to the fair market value on the date of grant that vests one year from the date of grant. Each year of a non-employee director's tenure, the director will receive a non-qualified stock option to purchase 5,555 shares of common stock at an exercise price equal to the fair market value on the date of the grant that vests one year from the date of grant.

        Under the 2008 Policy, each non-employee director is paid an annual retainer of $25,000 ($40,000 for any non-employee Chairman or, as appropriate, the Lead Independent Director) for their services. For each Board of Directors meeting that a non-employee director attends in person in excess of six meetings in a single calendar year, such non-employee director shall be paid $1,500, if attended in person, and $750, if attended via telephone.

        Committee members receive additional annual retainers in accordance with the following:

Committee	Non-employee chairman	Non-employee director
Audit Committee	$15,000	$10,000
Compensation Committee	$10,000	$7,500
Nominating and Corporate Governance Committee	$7,500	$5,000

For each committee meeting a non-employee director attends in excess of nine meetings, for members of the Audit Committee, twelve meetings, for members of the Compensation Committee, or six meetings, for members of the Nominating and Corporate Governance Committee, such non-employee director will receive $1,000, if attended in person, and $500, if attended via telephone. These additional payments for service on a committee are due to the workload and broad-based responsibilities of the committees.

CERTAIN TRANSACTIONS

        In accordance with NASD listing standards, the Board conducts an appropriate review of all related party transactions required to be disclosed in this proxy statement for potential conflicts of interest situations on an ongoing basis and, all such transactions are approved by the Audit Committee.

Director Indemnification Agreements

        We have entered into indemnification agreements with each of our directors. These agreements require us to indemnify our directors to the fullest extent permitted by Delaware law.

OTHER MATTERS

        We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board may recommend.

        It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. Please complete, date, execute and return, at your earliest convenience, the accompanying proxy card in the envelope which has been enclosed.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

        Proposals of stockholders which are intended to be included in our proxy statement for our 2009 annual meeting must be received by us no later than December 29, 2008 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

        Stockholders intending to present a proposal at the 2009 annual meeting, but not to include the proposal in our proxy statement, must comply with the requirements set forth in our bylaws. The bylaws require, among other things, that a stockholder must submit a written notice of intent to present such a proposal to the Secretary at the our principal executive offices not later than the close of business on the ninetieth day nor earlier than the close of business on the one hundred twentieth day prior to the first anniversary of the preceding year's annual meeting. Therefore, we must receive notice of such proposal for the 2009 annual meeting between January 22, 2009 and February 21, 2009. If the notice is received after February 21, 2009, it will be considered untimely and we will not be required to present it at the 2009 annual meeting.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR the election of all nominees for Director and FOR Proposal 2.

1.               To elect two Class I directors to serve until the 2011 Annual Meeting of Stockholders or until their successors are duly elected and qualified, the two nominees listed below.

01 - Elisabeth K. Allison, PhD

02 - Brian G. Atwood

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees

☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.	For ☐	Against ☐	Abstain ☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

1 U P X           0 1 7 6 3 6 2

<STOCK#>          00VU1C

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy –– Helicos BioSciences Corporation

ANNUAL MEETING OF STOCKHOLDERS – May 22, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Stanley N. Lapidus and Stephen J. Lombardi as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Helicos BioSciences Corporation held of record by the undersigned on April 18, 2008, at the Annual Meeting of Stockholders to be held at the Goodwin Procter LLP conference center, 53 State Street, Boston, MA 02109, on May 22, 2008, at 10:00 a.m. local time, or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND “FOR” PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS. IF NO DIRECTION IS GIVEN THE SHARES WILL BE VOTED “FOR” THE PROPOSALS SET FORTH HEREIN.

(Continued and to be signed on the reverse side)

QuickLinks

PROXY STATEMENT FOR 2008 ANNUAL MEETING OF STOCKHOLDERS
ABOUT THE MEETING
GOVERNANCE OF THE COMPANY
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2007(1)
OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2007(1)
CERTAIN TRANSACTIONS
OTHER MATTERS
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS